Exhibit 99.1

TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (the "Agreement") is entered into this 25th day of February, 2016, by and between One World Holdings, Inc., a Nevada corporation ("OWH"), The One World Doll Project, Inc., a Texas Corporation and a wholly owned subsidiary of OWH ("OWD") and Tonner Doll Company, Inc., a New York corporation ("Tonner"). OWH, OWD and Tonner are sometimes collectively referred to hereafter as the "Parties."

Whereas, the Parties entered into that certain Agreement and Plan of Merger, dated December 2, 2015 (the "Merger Agreement"), pursuant to which OWD was to be merged with and into Tonner, with Tonner being the surviving corporation and a wholly owned subsidiary of OWH;

Whereas, during the course of an analysis of the merger opportunity and the conducting of due diligence, including, without limitation, the review and preparation of financial statements, the Parties have mutually agreed that it is in their best interests to terminate the Merger Agreement and to explore alternative structures for a relationship between the Parties; and

Whereas, the Parties agree that the decision to terminate is mutual, and is not a result of any undisclosed issues discovered during the due diligence process, or any issues with the financial statements of any of the Parties, but results from a determination to explore alternatives to a merger.

Now Therefore, in consideration of the foregoing premises as well as the terms, conditions and covenants herein after set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed and understood as follows:

1.            Termination of Merger Agreement.  The Merger Agreement is hereby terminated and of no further force or effect. By executing this Agreement, the Parties agree that any plans to merge or combine Tonner, OWD and OWH are terminated, and that the Parties will remain separate entities.

2.            Release of Obligations.  Each of the Parties hereby releases, acquits, and forever discharges each of the other Parties and its owners and affiliates, of and from any and all claims, demands, causes of action, obligations, damages and liabilities, of every nature whether fixed or contingent, known or unknown, suspected or unsuspected which they may have against the other including, without limitation any and all claims related to the Merger Agreement and services performed or to be performed under agreement of the Parties.

3.            Miscellaneous.

a.            Binding.  This Agreement is and shall be binding upon the Parties and their successors, heirs, executors, administrators, representatives and assigns.

b.            Counterparts.   This Agreement may be executed in several counterparts and all so executed shall constitute an agreement, binding on all the Parties hereto even though all the Parties are not signatories to the original or the same counterpart.

c.            Further Assurances.  The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

d.            Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada.

e.            Fees and Expenses.  This Agreement is intended to cover and does cover any and all damages, costs, expenses, interest and attorneys' fees, whether taxable or otherwise, which any of the Parties may have incurred.  Each of the Parties shall bear its own costs and fees.

f.            Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof.

Effective as of the date and year first above written.

One World Holdings, Inc., a Nevada corporation /s/ C. Joanne Melton By: C. Joanne Melton Its: President	Tonner Doll Company, Inc., a New York corporation /s/ Jack Kralik By: Jack Kralik Its: Vice President
The One World Doll Project, Inc., a Texas corporation /s/ C. Joanne Melton By: C. Joanne Melton Its: President